Exhibit 10.36

AvalonBay Communities, Inc.
671 N. Glebe Road, Suite 800
Arlington, VA 22203

May 20, 2014

Dear Tom:

Congratulations on your upcoming retirement from AvalonBay. This letter agreement (this “Retirement Agreement”) sets forth the terms of your retirement from AvalonBay Communities, Inc. (the “Company,” a term which, for purposes of this Retirement Agreement, includes its related or affiliated entities). This Retirement Agreement shall be effective as of the Effective Date, as that term is defined in Section 4(e), below, provided you sign and return this agreement no later than the 22nd day after the date hereof (after such date, the offer of this Retirement Agreement will expire).

1.    Termination of Employment and Retirement Date. The effective date and time of the termination of your employment and/or other business relationships with the Company and any of its related or affiliated entities will be midnight on May 31, 2014 (such date, the “Retirement Date”). It is noted that the Retirement Date of May 31, 2014, is your last day as an employee and officer of the Company, but the Effective Date, as defined in Section 4(e), is the date on which this Agreement shall become effective and enforceable. By entering into this Retirement Agreement, you are acknowledging that on the Retirement Date you will be deemed to have retired and resigned as of such date as an officer of the Company and, to the extent applicable, as a director and/or officer of all entities that are related or affiliated to the Company. The terms of this agreement will govern the obligations of the Company and you following your departure from the Company.

2.    Payments and Benefits To Be Made to You Under This Agreement. In consideration of your execution of this Retirement Agreement and the covenants, obligations and releases undertaken and made by you herein, the Company shall provide to you the following payments and benefits in accordance with its current Retirement policy, the terms of the Company’s 1994 Stock Incentive Plan or the Company’s 2009 Stock and Option Incentive Plan, as applicable (collectively, the “Stock Incentive Plans”), and the terms of the restricted stock agreements and employee stock option agreements between the Company and you:

(a)Pro-rata 2014 Short Term and LTI Bonus. The Company will pay to you, with the next regularly scheduled payroll cycle after the Effective Date, $225,000, such amount representing 5/12 of your 2014 target annual bonus of $540,000. The Company will pay to you, with the first regularly scheduled payroll cycle after the six month anniversary of the Retirement Date (November 30, 2014), $437,500, such amount representing 5/12 of the original target dollar value used to determine the target number of units for your 2012-2014 Performance Award.

Mr. Thomas J. Sargeant
May 20, 2014

(b)    Medical/Dental/Vision Payout. Should you elect to continue medical, dental and/or vision coverage benefits following the Retirement Date (which election is made in accordance with the time and other procedures for making such an election under COBRA), the Company shall pay for the full cost of premiums for such coverage through November 30, 2014.

(c)    Stock Options and Restricted Stock. Any employee stock options or restricted stock that you hold will be treated upon the Retirement Date and thereafter in accordance with the terms of the applicable Stock Incentive Plan and the terms of the restricted stock agreements and employee stock option agreements between the Company and you. For clarification, and without limiting or modifying the foregoing, it is noted that for Retirement, the Stock Incentive Plans and the terms of such agreements generally provide as follows:

(i) all shares of Restricted Stock will vest on the Effective Date.

(ii) all unvested options will automatically vest as of the Effective Date and all vested options (including those that vest on the Effective Date) will be exercisable for a period of twelve (12) months after the Retirement Date, but in no event past the original ten year term of the options.

It is noted that (i) all performance awards that you hold that are denominated in performance-based restricted stock units will be forfeited, and (ii) under applicable tax law, all Incentive Stock Options will be treated as Non-Qualified Stock Options on and after three months following the Retirement Date.

(d)    Deferred Compensation. Pursuant to the Company’s deferred compensation plan, the Company will pay to you any amounts owed thereunder in accordance with the Company’s deferred compensation plan document and your elections thereunder.

(e)    401(k) Account. Promptly following the Retirement Date, your 401(k) account will be processed according to the Company’s 401(k) plan document. The Company will cooperate with the processing of your 401(k) account should you decide to roll such account over into another deferred tax account as permitted under applicable law. The Company will contribute the 401(k) match for 2014 contributions in accordance with the Company’s 401(k) plan document.

(f)    Accrued Vacation. Promptly after the Retirement Date, you will receive payment for 80 hours of vacation.

(g)     Out-of-Pocket Business Expenses. The Company agrees to reimburse you for any reasonable out-of-pocket expenses that you incurred on or prior to May 31, 2014, in the performance of your duties as an officer of the Company, provided that (i) such expenses are of a type that customarily have been reimbursed by the Company, (ii) you present customary back up documentation such as copies of invoices, and (iii) you

Mr. Thomas J. Sargeant
May 20, 2014

submit your request and back up documentation to Suzanne Jackstavich in the Company’s Arlington, VA, reasonably promptly after the Retirement Date.

3.    Offsets For Withholding Tax. You acknowledge that income taxes or other legally mandated withholding will be due upon the transfer or vesting of stock or the exercise of stock options and the Company will not be obligated to deliver to you any share certificates until you have satisfied all withholding tax obligations. You agree and authorize the Company to withhold cash payments otherwise due to you under this Retirement Agreement, and to use such withheld payments for the purpose of satisfying any obligations which you may have for taxes or other legally mandated withholding until such obligations are fully satisfied. In the event that the payments withheld are insufficient to satisfy such obligations, you agree to make any additional payments necessary directly to the Company until all such obligations are satisfied. The Company will allow you, should you elect, to have shares withheld to satisfy the tax withholding obligation that accrues upon the vesting of the shares.

4.    Release of Claims. As a condition of qualifying for Retirement and in consideration of all payments described in this Retirement Agreement, you hereby covenant and agree as follows:

(a)    You, on behalf of yourself and your successors, heirs, assigns, executors, administrators and/or estate, hereby knowingly and voluntarily, irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, divisions and related or affiliated entities, and each of their respective predecessors, successors or assigns, and the current and former officers, directors, partners, shareholders, representatives, employees and agents of each of the foregoing (the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), known or unknown, that directly or indirectly arise out of, relate to or concern your employment or termination of employment with the Company (“Claims”), which you have, own or hold, or at any time heretofore had, owned or held against the Releasees up to the date on which you execute this Retirement Agreement, including without limitation, express or implied, all Claims for: breach of express or implied contract; promissory estoppel; fraud, deceit or misrepresentation; intentional, reckless or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations; or any alleged violation of:

Title VII of the Civil Rights Act of 1964, as amended;
The Civil Rights Act of 1991;
Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
The Employee Retirement Income Security Act of 1974, as amended;
The Immigration Reform and Control Act, as amended;
The Americans with Disabilities Act of 1990, as amended;
The Age Discrimination in Employment Act of 1967, as amended;
The Workers Adjustment and Retraining Notification Act, as amended;
The Occupational Safety and Health Act, as amended;
The National Labor Relations Act;
The Sarbanes-Oxley Act of 2002;

Mr. Thomas J. Sargeant
May 20, 2014

Genetic Information Nondiscrimination Act of 2008;
Equal Pay Act of 1963, as amended;
The Family and Medical Leave Act of 1993, as amended;
The Fair Labor Standards Act, as amended;
The Consolidated Omnibus Budget Reconciliation Act, as amended;
The Virginia Human Rights Act - Va. Code § 2.2-3900 et seq.;
Virginia Statutory Provisions Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim - Va. Code § 65.2-308(A) and (B);
The Virginia Equal Pay Act - Va. Code § 40.1-28.6;
Virginia Statutory Provisions Regarding Genetic Testing and Genetic Characteristics - Va. Code § 40.1-28.7:1;
The Virginians With Disabilities Act - Va. Code § 51.5-1 et seq.;
AIDS Testing Law - Va. Code Ann. §32.1-36.1;
Virginia Wage Payment and Hour Laws - Va. Code § 40.1-28.8 et seq. and Va. Code § 40.1-29;
Virginia Occupational Safety and Health (VOSH) Law - Va. Code § 40.1-49.3 et seq.;
Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
Any public policy, contract, tort, or common law;
Any claim for costs, fees, or other expenses including attorneys’ fees;
The Alexandria Human Rights Ordinance;
The Arlington County Human Rights Ordinance;
Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
Any public policy, contract, tort, or common law;
Any claim for costs, fees, or other expenses including attorneys’ fees.

You intend this release to fully discharge the Releasees to the maximum extent permitted by law.

(b)    You acknowledge that you are releasing unknown claims.

(c)    You represent and warrant that you have not filed any complaints or charges asserting any Claims against the Releasees with any local, state or federal agency or court. You further represent and warrant that you have not assigned or transferred to any person or entity any Claims or any part or portion thereof.

(d)    You agree that you will not hereafter pursue any Claim against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of your employment, and you shall not seek reinstatement with, or damages of any nature, severance, incentive or retention pay, attorney's fees, or costs from the Company or any of the other Releasees; provided, however, that nothing in this Section 4 shall be deemed to release the Company from any claims that you may have (i) under this Retirement Agreement, (ii) for indemnification pursuant to and in accordance with applicable statutes and the by-laws of the Company, (iii) vested retirement benefits under the terms of qualified employee pension or defined contribution benefit plans, or (iv) accrued but unpaid wages. Nothing

Mr. Thomas J. Sargeant
May 20, 2014

in this Retirement Agreement shall be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of this Retirement Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

(e)    You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). You also acknowledge that the consideration given in paragraphs 2(a), 2(b) and 2(c) hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this Retirement Agreement, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Retirement Agreement; (b) you have been advised hereby to consult with an attorney prior to executing this Retirement Agreement; (c) you have twenty-one (21) days to consider this Retirement Agreement (although you may choose to voluntarily execute this Retirement Agreement earlier); and (d) you have seven (7) days following the execution of this Retirement Agreement to revoke this Retirement Agreement. Any revocation within this period must be submitted, in writing, to Suzanne Jakstavich, Senior Vice President of Human Resources, 671 North Glebe Road, Suite 800, Arlington, VA 22203, and state, “I hereby revoke my acceptance of our letter agreement dated as of May __, 2014, and the release contained therein.” The revocation must be delivered to and received by the Senior Vice President of Human Resources or her designee, or mailed to Suzanne Jakstavich and postmarked within seven (7) calendar days after execution of this Retirement Agreement. This Retirement Agreement shall not become effective or enforceable until the revocation period has expired (the “Effective Date”). If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Virginia, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

5.    Return of Property. On or before the Retirement Date, to the extent you have not already done so, (i) you will return to the Company all records, correspondence, notes, financial statements, computer printouts and other documents and recorded material of every nature (including copies thereof) that may be in your possession or control dealing with Confidential Information (as described in the Company's Code of Business Conduct and Ethics), or other work product that is proprietary to the Company, including yield matrices, templates and model documents, and (ii) you will return to the Company all other Company property. Notwithstanding the foregoing, you may copy and keep your electronic contacts, personal electronic files, and address book.

6.    Non-Compete and Non-Solicitation Agreement. You agree that for the one (1) year period following the Retirement Date (A) you will not, without the prior written consent of the Company, become associated with, or engage in any “Restricted Activities” with respect to any “Competing Enterprise,” as such terms are hereinafter defined, whether as an officer, employee, principal, partner, agent, consultant, independent contractor or shareholder, and (B) you will not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any Competing Enterprise, or any other organization or enterprise, any employee of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such

Mr. Thomas J. Sargeant
May 20, 2014

person’s employment was terminated by the Company or any of such affiliates. “Competing Enterprise,” for purposes of this agreement, shall mean any person, corporation, partnership, venture or other entity which is engaged in the business of managing, owning, leasing, or joint-venturing multifamily rental real estate within 30 miles of multifamily rental real estate owned or under management by the Company or its affiliates. “Restricted Activities,” for purposes of this agreement, shall mean executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to any aspects of multifamily rental real estate ownership, management, multifamily rental real estate franchising, and multifamily rental real estate joint-venturing.

7.    Litigation Cooperation. You agree to continue to serve the Company as a litigation consultant and, in connection therewith, to cooperate reasonably with the Company in (i) the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Company and (ii) responding to, cooperating with, or contesting any governmental audit, inspection, inquiry, proceeding or investigation, which relate to events or occurrences that transpired during your employment with the Company. Your cooperation in connection with such claims or actions shall include, without implication of limitation: promptly notifying the Company in writing of any subpoena, interview, investigation, request for information, or other contact concerning events or occurrences that transpired during your employment with any of the Company; being reasonably available to meet with counsel for the Company, or any of its affiliates, to prepare for discovery or trial; to testify truthfully as a witness when reasonably requested and at reasonable times designated by the Company; and to meet with counsel or other designated representatives of the Company at reasonable times and places; to prepare responses to and to cooperate with any Company’s processing of governmental audits, inspections, inquiries, proceedings or investigations. You further agree that you shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Releasees or that is undertaking any investigation or review of any of the Releasees’ activities or practices; provided, however, that you may participate in or otherwise assist in any investigation or inquiry conducted by the EEOC. The Company will try, in good faith, to exercise its rights under this Section so as not to unreasonably interfere with your personal schedule or ability to engage in gainful employment. In the event other commitments preclude you from being available to the Company when requested, you may decline a Company request for cooperation so long as you promptly provide to the Company reasonable alternative dates when you will be available to provide such cooperation. The Company agrees to reimburse you for any reasonable out-of-pocket expenses that you incur in connection with such cooperation, subject to reasonable documentation. The Company shall compensate you at an hourly rate based on your current base salary for time that you reasonably spend complying with your obligations as a litigation consultant under this Section, except that the Company shall not, under any circumstances, compensate you for time spent (i) testifying under oath or (ii) responding to questions from governmental investigators in a capacity as a fact witness. You acknowledge that to the best of your knowledge you are not now aware of any violations of law that have been committed by the Company or, relating to Company business, by any of its officers or employees.

8.     Confidentiality. In furtherance of your obligations under this Retirement Agreement, you agree that you shall not disclose, provide or reveal, directly or indirectly, any confidential or proprietary information concerning the Company, including without implication of limitation, its operations, plans, strategies or administration, to any other person or entity unless compelled to do so pursuant to (a) a valid subpoena or (b) as otherwise required by law,

Mr. Thomas J. Sargeant
May 20, 2014

but in either case only after providing the Company, to the attention of its Executive Vice President-General Counsel, with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided to the Company as soon as practicable, but in no event less than five (5) business days after you receive notice compelling such disclosure.

9.    Exclusivity. This Retirement Agreement sets forth all the consideration to which you are entitled by reason of your retirement from the Company. Your letter agreement with the Company dated December 16, 2011, covering certain terms of your employment with the Company, shall terminate and be of no further force or effect as of the Effective Date. The “endorsement split dollar life insurance policy” owned by the Company with respect to you will be governed by the terms of the Endorsement Split Dollar Life Insurance Agreement between you and the Company as most recently amended and restated on December 14, 2008.

10.    Tax Matters. All payments and other consideration provided to you pursuant to this Retirement Agreement shall be subject to any deductions, withholding or tax reporting that the Company reasonably determines to be required for tax purposes. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. Payments and benefits under this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

11.    Survival. You and the Company agree that the terms set out in this Retirement Agreement, including but not limited to Sections 6, 7, 8, 9 and 10, shall survive the signing of this Agreement.

12.    Notices, Acknowledgments, and Other Terms.

(a)    You are advised to consult with an attorney and tax advisor before signing this Retirement Agreement. You acknowledge that you have been given a reasonable period of time to consider this Retirement Agreement before executing it.

(b)    By signing this Retirement Agreement, you acknowledge that you are doing so voluntarily and knowingly, fully intending to be bound by this Retirement Agreement. You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Retirement Agreement.

(c)    In the event of any dispute, this Retirement Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. Section headings and parenthetical explanations of section references are for convenience only and shall not be used to interpret the meaning of any provision or term of this Retirement Agreement.

(d)    The law of the Commonwealth of Virginia, excluding its conflict of laws principles, will govern any dispute about this Retirement Agreement, including any interpretation or enforcement of this Retirement Agreement.

(e)    In the event that any provision or portion of a provision of this Retirement Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Retirement Agreement shall be enforced to the fullest extent possible and the parties

Mr. Thomas J. Sargeant
May 20, 2014

expressly agree that the illegal, invalid or unenforceable provision or portion of a provision will be amended by a court of competent jurisdiction, or otherwise thereafter shall be interpreted, to reflect as nearly as possible without being illegal, invalid or unenforceable the parties’ intent if possible. If such amendment or interpretation is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Retirement Agreement and the remainder of this Retirement Agreement shall be enforced to the fullest extent possible as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

(f)    This Retirement Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

(g)    This Retirement Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as expressly provided herein, supersedes all prior agreements between the parties with respect to any related subject matter. It shall be subject to waiver, modification or amendment only by written instrument duly executed by both parties.

(h)    This Retirement Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

(i)     Notices by the Company to you shall be made to your home address as reflected in the Company’s records, and notices by you to the Company shall be made to the attention of the Executive Vice President-General Counsel and delivered to the Company’s Arlington, Virginia office (or such other address as you are notified in writing). Notices shall be by a nationally recognized overnight courier or by certified U.S. mail

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Mr. Thomas J. Sargeant
May 20, 2014

.

If you agree to these terms, please sign and date below and return this Retirement Agreement to the Company’s Senior Vice President of Human Resources. This Retirement Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Retirement Agreement may be by actual or facsimile signature.

Sincerely,

AvalonBay Communities, Inc.

By: /s/ Timothy J. Naughton
Name: Timothy J. Naughton
Title: Chief Executive Officer
Dated: May 20, 2014

Accepted and Agreed to:

Signature: /s/ Thomas J. Sargeant
Name: Thomas J. Sargeant
Dated: May 20, 2014